UK/32927/1

                  Notice of Redemption
               TDL Infomedia Holdings plc
                      $11,275,000
           15 1/2% Senior Discount Notes due
                          2010
            (CUSIP: 87235GAB4 and 87235GAA6
          ISIN US87235GAB41 and US87235GAA67)


              Pursuant to Section 3.03 of  the
          Indenture,  dated as of October  13,
          1999 (the "Indenture"), between  TDL
          INFOMEDIA  HOLDINGS PLC ("Holdings")
          and The Bank of New York, as trustee
          (the  "Trustee"), notice  is  hereby
          given   that  Holdings  intends   to
          exercise  its option to  redeem  the
          Notes  in whole on October 15,  2004
          (the    "Redemption    Date")     in
          accordance with Paragraph 5  of  the
          terms of the Notes, at 107.7500%  of
          their    then   outstanding   amount
          ($12,148,812.50)  (the   "Redemption
          Price"),   together  with   interest
          accrued and unpaid to the Redemption
          Date ($nil).

              Pursuant  to  the terms  of  the
          Indenture   the   Notes   must    be
          surrendered for payment to the  Bank
          of  New  York, as paying agent  (the
          "Paying  Agent") at  either  of  the
          following addresses:

           The Bank of New York
           101 Barclays Street
           New York, NY  10286
           Attn: Corporate Trust Office
           Tel.: +1 (212) 815 - 2293

            The Bank of New York
            One Canada Square
            London, E14 5AL
            Attn: Trevor Blewer,
            Corporate Trust Office
            Tel.:  + 44 (207) 964 - 7298


              All    of   the   services    in
          connection   with  the   Redemption,
          including   those  of   Agent,   are
          available in Luxembourg.

              Kredietbank S.A. Luxembourgeoise
              43, Boulevard Royal
              L-2955 Luxembourg
              Grande Duche de Luxembourg
              Attn: Corporate Trust Office
              Tel: +352 47 97 3935

              Unless   Holdings  defaults   in
          making   the   redemption   payment,
          interest   on   Notes   called   for
          redemption will cease to  accrue  on
          and  after the Redemption  Date  and
          the  only  remaining  right  of  the
          holders  of  the Notes  will  be  to
          receive  payment of  the  Redemption
          Price  plus accrued interest to  the
          Redemption  Date upon  surrender  of
          the Notes to the Paying Agent.

          Each holder of a beneficial interest
          in  the  Notes will be paid  through
          the    Depositary   Trust    Company
          ("DTC"),      Euroclear       and/or
          Clearstream Banking, as the case may
          be,  in  accordance  with  customary
          procedures established from time  to
          time   by   DTC,  Euroclear   and/or
          Clearstream    Banking    and,    if
          applicable, its participants.

                    TDL Infomedia Holdings plc
                                 Thomson House
                          296 Farnborough Road
                             Farnborough Hants
                             England  GU14 7NU
                            Attn: Kevin Watson
                     Tel.:  +44 (1252) 390-512
                      Fax:  +44 (1252) 377-005

          London, September 10, 2004